EXHIBIT 99.1

August 12, 2011

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Profitable First Quarter

MIDLAND, TX – 8/12/11 -- Mexco Energy Corporation (AMEX: MXC) today reported net income of $104,385 for the quarter ending June 30, 2011, the Company’s first quarter of fiscal 2012, compared to $5,776 for the same quarter of fiscal 2011, an increase of 1,707%.

Operating revenues in the first quarter of fiscal 2012 were $909,094, an increase of $72,701 or 9% from $836,393 for the first quarter of fiscal 2011 and operating expenses decreased 14%.

The average sales price for the quarter ending June 30, 2011 was $6.67 per Mcfe compared to $5.65 per Mcfe for the quarter ending June 30, 2010, an increase of 18%.  Oil production increased 1% and gas production decreased 10% during the first quarter of fiscal 2012 as compared to the first quarter of fiscal 2011.

Nicholas C. Taylor, President and CEO of Mexco Energy Corporation, said, “During the quarter, we received $450,000 in cash for an assignment of a five year term leasehold for a portion of our interest in 200 acres in Loving County, Texas.  This, together with operating revenues, enabled us to reduce our long term debt to date by 54% while participating in the drilling of seven (7) infill wells in projects in which we own working interest.  Our debt is now 6% of equity.”

The Company owns oil and gas properties in twelve states, with the majority of its activity centered in West Texas.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2011.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, President and Chief Executive Officer or Tammy L. McComic, Executive Vice-President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,
	2011	2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$123,513	$179,071
Accounts receivable:
Oil and gas sales	437,698	384,215
Trade	21,433	42,432
Prepaid costs and expenses	90,082	64,479
Total current assets	672,726	670,197

Property and equipment, at cost
Oil and gas properties, using the full cost method	30,086,663	30,426,817
Other	78,520	78,520
	30,165,183	30,505,337

Less accumulated depreciation, depletion and amortization	15,472,236	15,227,063
Property and equipment, net	14,692,947	15,278,274
	$15,365,673	$15,948,471

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$281,391	$199,944

Long-term debt	950,000	1,800,000
Asset retirement obligation	541,667	528,911
Deferred income tax liabilities	882,744	912,663

Commitments and contingencies

Stockholders' equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized;
2,089,116 shares issued and 2,029,949 shares outstanding as of June 30, 2011 and March 31, 2011	1,044,558	1,044,558
Additional paid-in capital	6,551,759	6,453,226
Retained earnings	5,416,219	5,311,834
Treasury stock, at cost (59,167 shares)	(302,665)	(302,665)
Total stockholders' equity	12,709,871	12,506,953
	$15,365,673	$15,948,471

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended June 30,
(Unaudited)
	2011	2010
Operating revenues:
Oil and gas	$905,340	$832,010
Other	3,754	4,383
Total operating revenues	909,094	836,393

Operating expenses:
Production	227,902	368,227
Accretion of asset retirement obligation	9,038	8,430
Depreciation, depletion and amortization	245,174	251,495
General and administrative	270,300	248,139
Total operating expenses	752,414	876,291

Operating income (loss)	156,680	(39,898)

Other income (expense):
Interest income	1	4
Interest expense	(10,919)	(3,339)
Net other expense	(10,918)	(3,335)

Income (loss) before provision for income taxes	145,762	(43,233)

Income tax expense (benefit):
Current	71,296	-
Deferred	(29,919)	(49,009)
	41,377	(49,009)

Net income	$104,385	$5,776

Earnings per common share:
Basic	$0.05	$0.00
Diluted	$0.05	$0.00

Weighted average common shares outstanding:
Basic	2,029,949	1,922,152
Diluted	2,046,061	1,946,847